Exhibit 5.1

Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512

May 25, 2011

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
184 45
Piraeus, Greece

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”), for Danaos Corporation, a Marshall Islands corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 25, 2011 (the “Registration Statement”), relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of 15,000,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share, issuable pursuant to warrants (the “Warrants”) issued by the Company in accordance with the Warrant Agreement dated as of March 2, 2011 (as amended and restated on May 10, 2011, the “Warrant Agreement”), between the Company and American Stock Transfer & Trust Company, LLC as warrant agent.  Each Warrant Share being offered pursuant to the Registration Statement includes a preferred stock purchase right (collectively, the “Rights”) under the Stockholder Rights Agreement, dated as of September 18, 2006 (the “Stockholder Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents ((i) through (iv) below collectively, the “Documents”):

(i)                                     The Registration Statement and the prospectus included therein;

(ii)                                  The Warrant Agreement and the form of Warrant contained therein;

(iii)                               The Stockholder Rights Agreement;

(iv)                              A Registration Rights Agreement, dated March 2, 2011 (the “Registration Rights Agreement”), between the Company and the holders of the Warrants named on the signature pages thereto; and

London •  New York •  Paris •  Hamburg •  Munich •  Rome •  Milan •  Madrid •  Athens •  Piraeus •  Singapore •  Bangkok

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253.  It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers.  A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address.  Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

(v)                                 such other papers, documents, agreements and certificates of public officials and representatives of the Company as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (v) the completeness of each document submitted to us and (vi) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)                                   the power, authority and legal right of all parties (other than the Company) to each of the Documents to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of each of the Documents by such parties;

(ii)                                the Stockholder Rights Agreement, Warrants and Warrant Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

(iii)                             the Stockholder Rights Agreement will remain in full force and effect at the time the Warrant Shares are issued, and the board of directors of the Company does not specify that the Rights shall not be issued in respect of the Warrant Shares; and

(iv)                            that the Warrants have been, and the Warrant Shares and the Rights will be, issued in compliance with the Securities Act and all other applicable U.S. federal and state securities and other laws.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations, warranties and covenants of each of the parties to the Registration Rights Agreement, the Warrant Agreement and the Stockholder Rights Agreement.  We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Registration Statement, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Warrant Shares have been duly authorized and, assuming that upon issuance of the Warrant Shares the total number of shares of Common Stock issued and outstanding does not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Articles of Incorporation of the Company, as amended, and when issued and paid for in accordance with the terms of the Warrant Agreement and the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable, that the Stockholder Rights Agreement has been duly authorized, executed and delivered by the Company and that the Rights will be validly issued.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP